Recent Developments of FMS Financial

         The financial information and other data in this section is derived in part from and should be read in conjunction with FMS Financial's Form 10-K for the year ended December 31, 2006. Financial information at or for the three-month periods ended March 31, 2007 and 2006 was derived from our unaudited consolidated financial statements, which in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The unaudited results of operations and other data presented for the three month period ended March 31, 2007 do not necessarily indicate the results that may be expected for the year ending December 31, 2007 or any other period.

(Dollars in thousands)                             At March 31, 2007     December 31, 2006
--------------------------------------------------------------------------------------------
                                                    (unaudited)
Financial Condition:
Assets                                                 $ 1,169,314          $1,188,112
Loans receivable, net                                      447,466             450,099
Deposits                                                   942,798             933,103
Stockholders' equity                                        79,458              78,361

                                                    Three Months Ended    Three Months Ended
                                                      March 31, 2007        March 31, 2006
                                                    ----------------------------------------
                                                        (unaudited)          (unaudited)
Operations:
Interest income                                            $14,912             $15,177
Interest expense                                             7,249               6,345
Net interest income                                          7,663               8,832
Net income                                                     886               1,334
Basic earnings per common share                               0.14                0.20
Diluted earnings per common share                             0.14                0.20
Dividends declared per common share                           0.03                0.03
Weighted average common shares outstanding                   6,536               6,515
Weighted average common shares outstanding and               6,540               6,530
  common stock equivalents outstanding

Other selected data:
Net interest rate spread                                      2.83%               3.15%
Net interest margin                                           2.83                3.15
Return on average assets                                      0.30                0.44
Return on average equity                                      4.32                6.75
Dividend payout ratio                                        21.43               15.00
Equity-to-asset ratio                                         6.80                6.60
Number of employees (full-time equivalents)                    477                 547

Comparisons of Financial Condition at March 31, 2007 and December 31, 2006

         Total assets of FMS Financial decreased $18.8 million or 1.6% to $1.17 billion at March 31, 2007 from $1.19 billion at December 31, 2006. Investment securities held to maturity decreased $13.4 million or 3.1% to $415.0 million at March 31, 2007 from $428.4 million at December 31, 2006 primarily due to $8.8 million in principal paydowns and $4.6 million in investment maturities during this period. Investment securities available for sale decreased $4.9 million or 3.4% to $141.1 million at March 31, 2007 from $146.0 million at December 31, 2006, due to principal paydowns of $2.7 million and investment calls of $2.6 million during this period. Loans receivable decreased $2.6 million or 0.6% to $447.5 million at March 31, 2007 from $450.1 million at December 31, 2006 primarily due to $17.8 million of principal collected on loans, partially offset by $15.1 million of loans originated during this period. Short-term funds increased $9.2 million or 17.2% to $62.6 million at March 31, 2007 from $53.4 million at December 31, 2006, primarily due to an increase in short-term money market accounts.

         Total liabilities decreased $19.9 million or 1.8% to $1.09 billion at March 31, 2007 from $1.11 billion at December 31, 2006. FMS Statutory Trust I and II debentures decreased $25.8 million or 50% to $25.8 million at March 31, 2007 from $51.5 million at December 31, 2006. In March 2007, FMS Financial redeemed FMS Statutory Trust 1, which had issued $25.0 million of floating rate capital securities and $774,000 of common securities. These debentures were redeemed at par and required the mandatory redemption of the Trust's capital and common securities. Deposits increased $9.7 million or 1.0% to $942.8 million at March 31, 2007 from $933.1 million at December 31, 2006. The increase in total deposits during the year was due to increases in time deposits of $24.9 million and savings accounts of $1.2 million, partially offset by decreases in checking accounts of $10.3 million, money market accounts of $3.1 million and non-interest checking accounts of $3.0 million during this period. Securities sold under agreements to repurchase decreased $5.0 million or 4.4% to $110.0 million at March 31, 2007 from $115.0 million at December 31, 2006 due to the repayment of these borrowings during the period. These borrowings are collateralized by U.S. Government agency notes, MBSs and CMOs and had a weighted average rate of 5.31% and 5.24% at March 31, 2007 and December 31, 2006, respectively.

         Stockholders' equity increased $1.1 million or 1.4% to $79.5 million at March 31, 2007 from $78.4 million at December 31, 2006. The increase was due to net income of $886,000, an increase in accumulated comprehensive income of $277,000 and the exercise of stock options of $130,000, partially offset by $196,000 of dividends declared on common stock.

Results of Operations for the Three Months Ended March 31, 2007 and 2006

         General. The earnings of FMS Financial depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits including non-interest checking accounts, long-term debts and borrowings. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as
well  as  the  average  balance  of  interest-earning   assets  as  compared  to
interest-bearing liabilities. Net income is also affected by non-interest income, such as gains (losses) on the sale of loans and investments, provision for loan losses and real estate owned, service charges and other fees, and operating expenses, such as salaries, employee benefits, deposit insurance premiums, depreciation, occupancy and equipment expense and purchased services expense. FMS Financial recorded net income for the three months ended March 31, 2007 of $886,000, or $0.14 diluted earnings per share as compared to $1.3 million, or $0.20 diluted earnings per share for the comparable period in 2006.

         Interest Rate Spread. FMS Financial's interest income is affected by the difference or "interest rate spread" between yields received by FMS Financial on its interest-earning assets and the interest rates paid by FMS Financial on its interest-bearing liabilities including non-interest checking accounts. Net interest income is affected by (i) the spread between the yield earned on interest-earning assets and the interest rates paid on interest-bearing savings deposits including non-interest checking accounts and borrowings (liabilities) and (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities. FMS Financial's interest rate spread varies over time because money fund accounts and other flexible rate accounts have become significant sources of savings deposits. Income from investment securities and mortgage-backed securities depends upon the amount invested during the period and the yields earned on such securities. The yield on loans changes principally as a result of existing mortgage loan repayments, adjustable rate loan adjustments, sales and the interest rates and volume of new mortgage loans. The average yields and rates are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.

         The following table sets forth certain information relating to FMS Financial's average balance sheet and reflects the average yield on assets and average rates paid on liabilities for the periods indicated. Such yields and rates are derived by dividing interest income or expense, on a tax-equivalent basis, by the average balance of interest-earning assets or liabilities, respectively for the periods presented.

                                         ----------------------------------------------------------------------------------
                                                          2007                                      2006
                                         ----------------------------------------------------------------------------------
                                           Average      Interest      Average       Average       Interest      Average
                                           Balance                  Yield/Rate      Balance                    Yield/Rate
                                         ----------------------------------------------------------------------------------
Interest-earning assets:
   Loans receivable...................   $  453,991       $6,915        6.09%     $  454,145       $6,805          5.99%
   Interest-bearing deposits..........       54,750          704        5.14          24,108          260          4.31
   Mortgage-backed securities.........      225,270        2,847        5.06         274,898        3,472          5.05
   Investment securities..............      349,203        4,459        5.11         375,518        4,684          4.99
                                         ----------------------------------------------------------------------------------
Total interest-earning assets.........    1,083,214       14,925        5.51       1,128,669       15,221          5.39

Interest-bearing liabilities:
   Checking deposits..................      392,654        1,634        1.66         401,228        1,469          1.46
   Savings deposits...................      172,968          302        0.70         189,662          279          0.59
   Money market deposits..............      111,630          369        1.32         130,297          344          1.06
   Time deposits......................      243,209        2,433        4.00         212,554        1,562          2.94
   Borrowings.........................      110,376        1,463        5.30         171,614        2,124          4.95
   Long-term debt.....................       49,890        1,048        8.40          25,774          567          8.80
                                         ----------------------------------------------------------------------------------
Total interest-bearing liabilities....   $1,080,727        7,249        2.68%     $1,131,129        6,345          2.24%
                                         ==========

Net interest income...................                    $7,676                                   $8,876
                                                          ======                                   ======

Interest rate spread..................                                  2.83%                                      3.15%
                                                                        ====                                       ====

Net yield on average interest-earning
    Assets............................                                  2.83%                                      3.15%
                                                                        ====                                       ====

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities...........................                              100.23%                                     99.78%
                                                                      ======                                      =====

         Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected FMS Financial's interest income and interest expense, on a tax equivalent basis, during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate, (ii) changes in volume and (iii) total changes in rate and volume (the combined effect of changes in both volume and rate, not separately identified, has been allocated to rate). A higher level of non-performing loans affects the changes in both volume and rate.
                                              Three Months Ended March 31,
                                                     2007 vs. 2006
                                          Increase (Decrease) due to Change in:
                                          -------------------------------------
                                              Rate       Volume        Total
                                                     (In thousands)
                                           ---------------------------------
Interest income:
    Loans receivable                       $   112      ($    2)     $   110
    Interest-bearing deposits                  114          330          444
    Mortgage-backed securities                   2         (627)        (625)
    Investment securities                      103         (328)        (225)
                                           ---------------------------------

    Total change - interest income             331         (627)        (296)
                                           ---------------------------------
Interest expense:
    Checking deposits                          196          (31)         165
    Savings deposits                            48          (25)          23
    Money market deposits                       74          (49)          25
    Time deposits                              646          225          871
    Borrowings                                  97         (758)        (661)
    Long-Term Debt                             (50)         531          481
                                           ---------------------------------

    Total change - interest expense          1,011         (107)         904
                                           ---------------------------------

Net change in net interest income          ($  680)     ($  520)     ($1,200)
                                           =================================

         Net Income. FMS Financial and its subsidiary recorded net income of $886,000 for the quarter ended March 31, 2007, or $0.14 diluted earnings per share, as compared to net income of $1.3 million, or $0.20 diluted earnings per share for the quarter ended March 31, 2006. Net interest income on a tax equivalent basis was $7.7 million for the three months ended March 31, 2007 compared to $8.9 million for the same period in 2006. Provisions for loan losses were $15,000 and $90,000 for the quarters ended March 31, 2007 and 2006, respectively. Non-interest income was $1.4 million for the three months ended March 31, 2007 and 2006. Total noninterest expense for the quarter ended March 31, 2007 was $7.5 million compared to $7.9 million for the same quarter in 2006.

         Interest Income. Total interest income on a tax equivalent basis decreased $296,000 to $14.9 million for the quarter ended March 31, 2007 from $15.2 million for the same period in 2006. The decrease is attributable to decreases in interest income on mortgage-backed securities (MBS's) of $625,000 and investment securities of $225,000, partially offset by increases in interest income on interest-bearing deposits of $444,000 and loans receivable of $110,000. Interest income on mortgage-backed securities decreased by $625,000 to $2.8 million for the three months ended March 31, 2007 from $3.5 million for the same period in 2006. The average balance of MBS's decreased $49.6 million to $225.3 million for the three months ended March 31, 2007 from $274.9 million for the same period in 2006, which resulted in an interest income volume decrease of $627,000. The decrease in the average balance during this period was due to principal paydowns of $29.2 million and calls and maturities of $12.0 million, partially offset by purchases of MBS's of $3.1 million from the first quarter of 2006. The average yield of the MBS portfolio increased 1 basis points to 5.06% for the quarter ended March 31, 2007 from 5.05% for the same period in 2006, which resulted in an interest income increase of $2,000 due to changes in rates.

         Interest income on investment securities decreased $225,000 to $4.5 million for the three months ended March 31, 2007 from $4.7 million for the same period in 2006. The average balance of investment securities decreased $26.3 million to $349.2 million for the three months ended March 31, 2007 from $375.5 million for the same period in 2006, which resulted in a volume decrease in interest income of $328,000. The decrease in the average volume during this period is due to investment principal paydowns of $23.8 million and calls and maturities of $22.5 million, partially offset by investment purchases of $8.1 million since the first quarter 2006. The average yield of the investment portfolio increased 12 basis points to 5.11% for the quarter ended March 31, 2007 from 4.99% for the same period in 2006, which resulted in an interest income increase of $103,000 due to rate changes.

         Interest income on interest-bearing deposit investments increased $444,000 to $704,000 for the three months ended March 31, 2007 from $260,000 for the same period in 2006. The average balance of interest-bearing deposit investments increased $30.7 million to $54.8 million for the quarter ended March 31, 2007 from $24.1 million for the same period in 2006, which resulted in a volume increase in interest income of $330,000. The average yield of interest-bearing deposit investments increased 83 basis points to 5.14% for the three months ended March 31, 2007 from 4.31% for the same period in 2006, which resulted in an increase in interest income of $114,000 due to rate changes.

         Interest income on loans increased $110,000 to $6.9 million for the three months ended March 31, 2007 from $6.8 million for the same period in 2006. The average rate on loans increased 10 basis points to 6.09% for the three months ended March 31, 2007 from 5.99% for the same period in 2006, which resulted in an increase in interest income of $112,000 due to rate changes. The average balance of the loan portfolio decreased $154,000 to $454.0 million for the three months ended March 31, 2007 from $454.1 million for the same period in 2006, which resulted in a volume decrease in interest income of $2,000. The decrease in the average balance is primarily due to principal collected on loans of $89.0 million, partially offset by $86.3 of loan originated since the first quarter of 2006.

         Interest Expense. Total interest expense increased $904,000 to $7.2 million for the three months ended March 31, 2007 from $6.3 million for the same period in 2006. The increases in interest expense on time deposits, long-term debt, checking deposits, money market deposits and savings deposits were partially offset by a decrease in interest expense on borrowings.

         Interest expense on time deposits increased $871,000 to $2.4 million for the three months ended March 31, 2007 from $1.6 million for the same period in 2006. The average rate on time deposits increased 106 basis points to 4.00% for the quarter ended March 31, 2007 from 2.94% for the same period in 2006, which resulted in a rate increase in interest expense of $646,000. The average balance of time deposits increased $30.6 million to $243.2 million for the quarter ended March 31, 2007 from $212.6 million for the same period in 2006, which resulted in an increase in interest expense of $225,000. The increase in the average balance of time deposits is the result of a promotional 5 month and 13 month certificate of deposit program that began in September 2006.

         Interest expense on long-term debt increased $481,000 to $1.0 million for the three months ended March 31, 2007 from $567,000 for the same period in 2006. The average balance on debentures increased $24.1 million to $49.9 million for the quarter ended March 31, 2007 from $25.8 million for the same period in 2006, which resulted in an increase in interest expense of $531,000. This increase is primarily due to the Trust II issuance in June 2006 of $25.0 million of floating rate debentures. The average rate decreased 40 basis points to 8.40% for the three months ended March 31, 2007 from 8.80% for the same period in 2006, which decreased interest expense on long-term debt $50,000.

         Interest expense on checking deposits increased $165,000 to $1.6 million for the three months ended March 31, 2007 from $1.5 million for the same period in 2006. The average rate on checking deposits increased 20 basis points to 1.66% for the quarter ended March 31, 2007 from 1.46% for the same period in 2006, which resulted in an increase in interest expense of $196,000. This increase was primarily due to an increase in the average rate paid on municipal government checking accounts to 5.25% for the three months ended March 31, 2007 from 4.67% for the same period in 2006. The average balance of checking deposits decreased $8.5 million to $392.7 million for the three months ended March 31, 2007 from $401.2 million for the same period in 2006, which resulted in a volume decrease in interest expense of $31,000.

         Interest expense on money market deposits increased $25,000 to $369,000 for the three months ended March 31, 2007 from $344,000 for the same period in 2006. The average rate on money market deposits increased 26 basis points to 1.32% for the quarter ended March 31, 2007 from 1.06% for the same period in 2006, which resulted in an increase in interest expense of $74,000. The average balance of money market deposits decreased $18.7 million to $111.6 million for the three months ended March 31, 2007 from $130.3 million for the same period in 2006, which resulted in a volume decrease in interest expense of $49,000.

         Interest expense on savings deposits increased $23,000 to $302,000 for the three months ended March 31, 2007 from $279,000 for the same period in 2006. The average rate on savings deposits increased 11 basis points to 0.70% for the quarter ended March 31, 2007 from 0.59% for the same period in 2006, which resulted in an increase in interest expense of $48,000. The average balance of savings deposits decreased $16.7 million to $173.0 million for the three months ended March 31, 2007 from $189.7 million for the same period in 2006, which resulted in a volume decrease in interest expense of $25,000.

         Interest expense on borrowings decreased $661,000 to $1.5 million for the three months ended March 31, 2007 from $2.1 million for the same period in 2006. The average balance of borrowings decreased $61.2 million to $110.4 million at March 31, 2007 from $171.6 million for the same period in 2006, which resulted in a volume decrease in interest expense of $758,000. The average rate paid on borrowings increased 35 basis points to 5.30% for the quarter ended March 31, 2007 from 4.95% for the same period in 2006, which resulted in an increase in interest expense of $97,000 due to rate changes.

         Critical Accounting Estimate-Provision for Loan Losses. A critical accounting estimate is the provision for loan losses. The provision decreased to $15,000 for the three months ended March 31, 2007 compared to $90,000 for the same period in 2006. The allowance for loan losses amounted to $5.4 million at March 31, 2007 and December 31, 2006. The determination of the allowance level for loan losses is based on management's analysis of the risk characteristics of various types of loans, levels of classified loans, previous loan loss experience, the estimated fair market value of the underlying collateral and current economic conditions. Additionally, the mix within the FMS Financial's portfolio continues to change as FMS Financial offers a wider variety of products. Within the loan portfolio, a change is also occurring as a shift is made from lower yielding loans (i.e., one-to-four family loans) to higher yielding loans (i.e., commercial real estate mortgages, commercial construction, consumer and commercial business loans). These types of loans contain a higher degree of risk. FMS Financial will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as changing conditions dictate. Although FMS Financial maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio or changes in economic conditions. Most of FMS Financial's lending activity is with customers located within southern New Jersey. Generally, the loans are secured by real estate consisting of single-family residential properties. While this represents a concentration of credit risk, the credit losses arising from this type of lending compare favorably with FMS Financial's credit loss experience on its portfolio as a whole. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

         FMS Financial recognizes deferred tax assets and liabilities for the future tax effects of temporary differences. Deferred tax assets are subject to management's judgment based upon available evidence that future realization is more likely than not. If management determines that FMS Financial may be unable to realize all or part of net deferred tax assets in the future, a direct charge to income tax expense may be required to reduce the recorded value of the net deferred tax asset to the expected realizable amount.

         Non-interest Income. Non-interest income remained constant at $1.4 million for the three month period ended March 31, 2007 and 2006.

         Non-interest Expense. Non-interest expense decreased $400,000 to $7.5 million for the three month period ended March 31, 2007 from $7.9 million for the same period in 2006 primarily due to a decrease in salaries and employee benefits expense, partially offset by an increase in occupancy and equipment expense.

         Salaries and Employee Benefits. Salaries and employee benefits decreased $356,000 to $4.5 million for the three month period ended March 31, 2007 compared to $4.8 million for the same period in 2006. The decrease was due to a reduction in overtime pay of $69,000 as well as a current moratorium on hiring is in effect. Average full time equivalent employees were 477 at March 31, 2007 as compared to 547 at March 31, 2006.

         Occupancy and Equipment. Occupancy and equipment increased $116,000 to $1.6 million for the three month period ended March 31, 2007 compared to $1.5 million for the same period in 2006 due primarily to increases in maintenance expense of $77,000, equipment expense of $18,000 and property taxes of $12,000.